UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2009

KAR Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	333-148847	20-8744739
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13085 Hamilton Crossing Boulevard

Carmel, Indiana 46032

(Address of principal executive offices) (Zip Code)

(800) 923-3725

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item	1.01 Entry into a Material Definitive Agreement

On June 10, 2009, KAR Holdings, Inc. (the “Company”) entered into the First Amendment (“First Amendment”) to that certain Credit Agreement (the “Credit Agreement”), dated as of April 20, 2007, among the Company, as borrower, and the lenders and other parties signatory thereto. The First Amendment was entered into by the Company and the majority facility lenders under the revolving facility.

The First Amendment amended Section 8.1(a) of the Credit Agreement to reflect the original intent of the parties and to eliminate ambiguity with respect to certain obligations of the Company and certain loan parties under such covenant. The only change in Section 8.1(a) related to the substitution of the words “any Revolving Loans” for “the Revolving Commitments” in one instance.

The majority facility lenders and their respective affiliates have from time to time provided financial and other services to KAR Holdings, Inc. and its subsidiaries and affiliates, for which they received customary compensation. Goldman Sachs Credit Partners L.P., one of the majority facility lenders, is an affiliate of GS Capital Partners VI Fund, L.P., which, together with other private equity funds affiliates of Goldman, Sachs & Co., beneficially own approximately 25.3% of our issued and outstanding common stock.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	First Amendment to Credit Agreement, dated as of June 10, 2009, between KAR Holdings, Inc., as borrower, and the lenders and other parties signatory thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 11, 2009	KAR Holdings, Inc.

	By:	/s/ Eric M. Loughmiller
	Name:	Eric M. Loughmiller
	Title:	Executive Vice President and Chief Financial Officer